Exhibit 99.1

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PRESS RELEASE

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Contact:

Scott M. Tabakin

AMERIGROUP Corporation

(757) 321-3535

AMERIGROUP CORPORATION EARNS $0.63 PER SHARE IN

FIRST QUARTER ON 39 PERCENT INCREASE IN NET INCOME

VIRGINIA BEACH, Va. (April 28, 2003) – AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the first quarter of 2003 increased 39 percent to $13,694,000, or $0.63 per diluted share, compared with $9,886,000, or $0.47 per diluted share for the first quarter of 2002.

Total revenues for the first quarter of 2003 increased 43 percent to $391,250,000, compared with $272,848,000 for the first quarter of 2002. Membership increased 57 percent to 799,000 at March 31, 2003, as compared with 510,000 at March 31, 2002.

Additional highlights for the first quarter include:

•	Health benefits ratio of 81.3 percent of premium revenues;
•	Selling, general and administrative expenses of 11.4 percent of total revenues;
•	Days in claims payable, excluding our newly acquired Florida operations, within the expected range at 77;
•	Cash flow from operations of $39,105,000;
•	Unrestricted free cash of $88,889,000; and
•	An agreement to acquire 30,000-member Florida Medicaid line of business.

“AMERIGROUP’s strong results reflect our ability to facilitate better health care access and outcomes for our members as well as provide meaningful savings for our state partners,” said Jeffrey L. McWaters, chairman and chief executive officer. “In this tough and uncertain economic climate, we continue to demonstrate that we are part of the solution for the challenges faced by states.”

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AGP Announces Earnings

April 28, 2003

In March 2003, the Company announced that its Florida health plan had reached a definitive agreement to acquire the Medicaid line of business known as St. Augustine Medicaid, a division of AvMed. The acquisition is expected to become effective in the third quarter of 2003, subject to regulatory approval.

The Company will pay approximately $10 million for the acquisition. St. Augustine currently serves approximately 30,000 members who receive health care benefits under Florida’s Medicaid program and operates in nine counties in the Miami/Fort Lauderdale, Orlando and Tampa Markets. AMERIGROUP currently operates in eight of these nine counties. It is anticipated that the acquisition should be neutral to 2003 earnings, should add $0.05 to $0.10 to 2004 earnings per share, and $40 million to 2004 revenues.

Health Benefits

Health benefits were 81.3 percent of premium revenues for the first quarter of 2003. “Our health benefits ratio was in-line with our internal expectations,” McWaters added. “We believe that our early case finding programs contribute to stable and predictable costs and lead to better health access for our members.”

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) were 11.4 percent of total revenues for the first quarter of 2003. “Consistent with our previously released guidance, our SG&A percentage is improving. We continue to believe that the SG&A percentage will be less than 11.5 percent of revenues for the full year of 2003,” said Scott M. Tabakin, chief financial officer.

Balance Sheet and Cash Flow Highlights

Cash and investments at March 31, 2003, totaled approximately $398,144,000, a portion of which is restricted by state regulatory requirements. The unrestricted portion at March 31, 2003, was approximately $88,889,000. Operating cash flow totaled $39,105,000 for the quarter ended March 31, 2003, compared to $11,234,000 in the same quarter of 2002. Excluding Florida operations, which were acquired on January 1, 2003, the number of days in claims payable at the end of the first quarter was 77, consistent with AMERIGROUP’s targeted range of 75 to 80. “Our strong balance sheet and operating cash flow provides us with the ability to continue our highly disciplined growth strategies,” added Tabakin.

Outlook

Updated 2003 full-year expectations are as follows:

•	Earnings per share of approximately $2.90, which is unchanged from prior guidance and reflects:
–	20 percent growth over 2002 earnings; and
–	$0.25 to $0.30 accretion from our newly acquired Florida operations;

•	Total revenues in the range of $1.60 to $1.63 billion, which reflects:
–	Same store revenue growth of 10 to 12 percent;
–	A continuing shift in state-determined membership eligibility toward a younger, less costly, and lower rate yielding mix of members;

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AGP Announces Earnings

April 28, 2003

–	Continued changes in benefit design by states; and
–	Approximately $300 million of premium revenues from our newly acquired Florida operations;

•	Health benefits ratio of approximately 81.0 percent of premium revenues;
•	Selling, general and administrative expenses of less than 11.5 percent of total revenues; and
•	Reduction of the outstanding balance on our revolving credit facility in the range of $7 to $9 million per quarter for the remainder of 2003.

The Company announced last week that, effective April 29, James G. Carlson will fill the newly created position of president and chief operating officer. “Jim’s leadership and results-driven track record with other companies over the past 25 years have enabled them to succeed and grow at the national level. His addition will enhance our already strong management team,” added McWaters.

AMERIGROUP senior management will discuss the Company’s first quarter results on a conference call, Tuesday, April 29, at 8:30 a.m. Eastern Time. The conference can be accessed by dialing 1-800-915-4836. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Tuesday, April 29, until 11:59 p.m. Eastern Time on Thursday, May 8. To access the recording, dial 1-800-428-6051 and enter passcode 286880. A live webcast of the call also will be available through the investor relations page on the AMERIGROUP web site at www.amerigroupcorp.com, or through CCBN at www.companyboardroom.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through public-sponsored programs including Medicaid, State Children’s Health Insurance Program, or SCHIP, and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company’s web site at www.amerigroupcorp.com.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain “forward-looking” statements, including statements related to expected 2003 performance such as membership, revenues, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission on March 14, 2003, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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AGP Announces Earnings

April 28, 2003

AMERIGROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars in thousands, except for per share data)

	Three months ended March 31,
	2003	2002
Revenues:
Premium	$389,562	$270,842
Investment income	1,688	2,006

Total revenues	391,250	272,848
Expenses:
Health benefits	316,907	223,001
Selling, general and administrative	44,461	29,921
Depreciation and amortization	5,762	2,754
Interest	550	186

Total expenses	367,680	255,862

Income before income taxes	23,570	16,986
Income tax expense	9,876	7,100

Net income	$13,694	$9,886

Weighted average number of common shares and potential dilutive common shares outstanding	21,631,779	21,244,538

Diluted net income per share	$0.63	$0.47

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AGP Announces Earnings

April 28, 2003

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended March 31,
	2003	2002
Premium revenue	99.6%	99.3%
Investment income	0.4	0.7

Total revenues	100.0%	100.0%

Health benefits (1)	81.3%	82.3%
Selling, general and administrative expenses	11.4%	11.0%
Net income	3.5%	3.6%

(1)	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members served in each of our service areas as of March 31, 2003 and 2002.

	March 31,
Market	2003	2002
Houston	138,000	120,000
Dallas	89,000	68,000
Fort Worth	78,000	55,000
Chicago	32,000	37,000
New Jersey	99,000	92,000
Maryland	126,000	125,000
District of Columbia	37,000	13,000
Tampa	114,000	—
Orlando	49,000	—
Miami/Ft. Lauderdale	37,000	—

Total	799,000	510,000

The following table sets forth the approximate number of members in each of the products we offer as of March 31, 2003 and 2002.

	March 31,
Product	2003	2002
AMERICAID (Medicaid – TANF)	519,000	322,000
AMERIKIDS (SCHIP)	189,000	120,000
AMERIPLUS (Medicaid – SSI)	67,000	43,000
AMERIFAM (FamilyCare)	24,000	25,000

Total	799,000	510,000

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AGP Announces Earnings

April 28, 2003

AMERIGROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$218,503	$207,996
Short-term investments	12,067	27,581
Premium receivables	33,018	35,585
Deferred income taxes	7,948	5,627
Prepaid expenses and other current assets	7,049	7,646

Total current assets	278,585	284,435
Property and equipment, net	27,695	28,277
Software, net	11,905	11,966
Goodwill and other intangibles, net	141,189	26,040
Long-term investments	137,044	71,358
Investments on deposit for licensure	30,530	29,559
Deferred income taxes and other long-term assets	3,476	2,716
Escrow deposit for pending acquisition and related costs	—	124,133

	$630,424	$578,484

Liabilities and Stockholders’ Equity
Current liabilities:
Claims payable	$247,533	$202,430
Unearned revenue	24,735	25,518
Accounts payable	4,908	9,405
Accrued expenses, capital leases and other current liabilities	42,021	42,905

Total current liabilities	319,197	280,258
Long-term debt	48,000	50,000
Deferred income taxes, capital leases and other long-term liabilities	9,106	8,845

Total liabilities	376,303	339,103
Stockholders’ equity:
Common stock, $.01 par value	206	205
Additional paid-in capital	178,096	177,141
Retained earnings	75,819	62,035

Total stockholders’ equity	254,121	239,381

	$630,424	$578,484

Note:	The balance sheet at December 31, 2002, has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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AGP Announces Earnings

April 28, 2003

AMERIGROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Three months ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$13,694	$9,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,762	2,754
Deferred tax expense and other, net	(572)	1,024
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	2,567	(8,529)
Prepaid expenses and other current assets	640	1,145
Other assets	(721)	(1,688)
Unearned revenue	(783)	—
Claims payable	24,682	9,216
Accounts payable, accrued expenses and other current liabilities	(7,002)	(4,137)
Other long-term liabilities	838	1,563

Net cash provided by operating activities	39,105	11,234
Cash flows from investing activities:
Proceeds from sale (purchase) of investments, net	(50,172)	(76,226)
Proceeds from sale (purchase) of investments on deposit for licensure, net	(617)	17
Purchase of property, equipment and software	(3,304)	(2,827)
Cash acquired through Florida acquisition	27,483	—

Net cash used in investing activities	(26,664)	(79,036)
Cash flows from financing activities:
Payment of capital lease obligations	(852)	(484)
Payments under revolving borrowings	(2,000)	—
Proceeds from exercise of stock options, change in bank overdrafts and other, net	918	(1,654)

Net cash used in financing activities	(1,934)	(2,138)

Net increase (decrease) in cash and cash equivalents	10,507	(69,940)
Cash and cash equivalents at beginning of period	207,996	183,900

Cash and cash equivalents at end of period	$218,503	$113,960

Supplemental disclosure of non-cash activities:
Property and equipment acquired under capital lease	$—	$399

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